**_FRANCISCO V. AGUILAR_**
_Secretary of State_

**_GABRIEL DI CHIARA_**
_Chief Deputy_

**STATE OF NEVADA**

**OFFICE OF THE**
**SECRETARY OF STATE**

_Commercial Recordings Division_
_202 N. Carson Street_
_Carson City, NV 89701_
_Telephone (775) 684-5708_
_Fax (775) 684-7138_

_North Las Vegas City Hall_
_2250 Las Vegas Blvd North, Suite 400_
_North Las Vegas, NV 89030_
_Telephone (702) 486-2880_
_Fax (702) 486-2888_

## Business Entity - Filing Acknowledgement

04/17/2023

**Work Order Item Number:** W2023041401716-2842861
**Filing Number:** 20233129006
**Filing Type:** Amended Certification of Stock Designation Before Issuance of Class/Series
**Filing Date/Time:** 4/14/2023 2:43:00 PM
**Filing Page(s):** 4

**Indexed Entity Information:**

**Entity ID:** E0242752008-3
**Entity Name:** BTCS INC.
**Entity Status:** Active
**Expiration Date:** None

Commercial Registered Agent
NATIONAL REGISTERED AGENTS, INC.
701 S CARSON ST STE 200, Carson City, NV 89701, USA

The attached document(s) were filed with the Nevada Secretary of State, Commercial Recording Division. The filing date and time have been affixed to each document, indicating the date and time of filing. A filing number is also affixed and can be used to reference this document in the future.

Respectfully,

FRANCISCO V. AGUILAR
Secretary of State

| Filed in the Office of | Business Number E0242752008-3 |
|---|---|
| FVAguilar | Filing Number 20233129006 |
| Secretary of State State Of Nevada | Filed On 4/14/2023 2:43:00 PM |
| | Number of Pages 4 |

DocuSign Envelope ID: 62714D79-66CE-4890-8C7A-56A88B6E8EB9

FRANCISCO V. AGUILAR
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

# Certificate, Amendment or Withdrawal of Designation

**NRS 78.1955, 78.1955(6)**

☐ Certificate of Designation
☒ Certificate of Amendment to Designation - Before Issuance of Class or Series
☐ Certificate of Amendment to Designation - After Issuance of Class or Series
☐ Certificate of Withdrawal of Certificate of Designation

**TYPE OR PRINT - USE DARK INK ONLY - DO NOT HIGHLIGHT**

| | |
|---|---|
| **1. Entity information:** | Name of entity: BTCS Inc.<br>Entity or Nevada Business Identification Number (NVID): NV20081590421 |
| **2. Effective date and time:** | For Certificate of Designation or Amendment to Designation Only (Optional): Date: Time: (must not be later than 90 days after the certificate is filed) |
| **3. Class or series of stock:** (Certificate of Designation only) | The class or series of stock being designated within this filing: |
| **4. Information for amendment of class or series of stock:** | The original class or series of stock being amended within this filing: Series V Preferred Stock |
| **5. Amendment of class or series of stock:** | ☒ Certificate of Amendment to Designation- Before Issuance of Class or Series<br>As of the date of this certificate no shares of the class or series of stock have been issued.<br>☐ Certificate of Amendment to Designation- After Issuance of Class or Series<br>The amendment has been approved by the vote of stockholders holding shares in the corporation entitling them to exercise a majority of the voting power, or such greater proportion of the voting power as may be required by the articles of incorporation or the certificate of designation. |
| **6. Resolution:** Certificate of Designation and Amendment to Designation only) | By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes OR amends the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.*<br>The Board authorizes issuance of shares of Series V Preferred constituting 19,500,000 shares, par value $0.001 per share. See attached. |
| **7. Withdrawal:** | Designation being Withdrawn: Date of Designation:<br>No shares of the class or series of stock being withdrawn are outstanding.<br>The resolution of the board of directors authorizing the withdrawal of the certificate of designation establishing the class or series of stock: * |
| **8. Signature:** (Required) | X DocuSigned by: Charles Allen 9A46CB47909A442...<br>Signature of Officer Date: 4/14/2023 |

* Attach additional page(s) if necessary
This form must be accompanied by appropriate fees.

**AMENDED AND RESTATED
CERTIFICATE OF DESIGNATION
OF SERIES V PREFERRED STOCK
OF BTCS INC.**

The undersigned, Charles Allen, the Chief Executive Officer of BTCS Inc. (the "***Corporation***"), a corporation organized and existing under Chapter 78 of the Nevada Revised Statues (the "***NRS***"), hereby does certify:

WHEREAS, that pursuant to the authority expressly conferred upon the Board of Directors (the "***Board***") of the Corporation by the Corporation's Articles of Incorporation, as amended, and Section 78.315 of the NRS, the Board on January 27, 2022, adopted the following resolution determining it desirable and in the best interests of the Corporation and its shareholders for the Corporation to create a series of Nineteen Million Eight Hundred Thousand (19,500,000) shares of preferred stock designated as Series V Preferred Stock, $0.001 par value, none of which have been issued.

WHEREAS, the Board, by unanimous written consent of all members of the Board on April 13, 2023, duly adopted and approved this amended and restated Certificate of Designation, which shall amend, replace and supersede the Certificate of Designation of the Corporation previously filed with the Secretary of State of Nevada on January 30, 2023.

**NOW, THEREFORE, BE IT RESOLVED,** that the designation, relative rights, limitations and preferences of the Series V Preferred Stock are as follows:

**Section 1. Designation and Rank.** The designation of such Series V Preferred Stock ("***Series V Preferred***" or "***Series V***"). The Series V shall rank senior to the Corporation's common stock, par value $0.001 per share (the "***Common Stock***"), and to all other classes and series of equity securities of the Corporation which by their terms do not rank pari passu or senior to the Series V ("***Junior Stock***"). The Series V shall be subordinate to and rank junior to all indebtedness of the Company now or hereafter outstanding.

**Section 2. Number of Shares.** The number of shares of Series V Preferred shall be 19,500,000. Such number may from time to time be increased (but not in excess of the total number of authorized shares of preferred stock undesignated as to series) or decreased (but not below the number of shares of Series V Preferred then outstanding) by the Board. Shares of Series V Preferred that are redeemed, purchased or otherwise acquired by the Corporation shall be canceled and the Corporation shall take all such actions as are necessary to cause such shares to revert to status of authorized but unissued shares of preferred stock undesignated as to series.

**Section 3. Certain Adjustments.** If the Corporation splits or combines its Common Stock (a "***Split***"), then Series V shall also be Split on a corresponding basis. For example, if the Corporation combines its Common Stock on a 1 for 4 basis, then the Series V would be combined on a 1 for 4 basis. No fractional shares of Series V shall be issued upon a Split, fractional shares of Series V will be rounded to the next highest whole number. If upon a Split there are insufficient authorized and unissued or reserved shares of preferred stock ("***Available Preferred***"), then Series V holders shall be issued the Available Preferred on a pro-rata basis. The Board in its sole discretion may also seek shareholder approval to increase the Series V authorized in order to make the adjustment. Series V holders are not eligible for any makeup distributions of Series V in connection with a Split in the event there is either insufficient Available Preferred or the Board does not seek shareholder approval to increase the authorized preferred in order to make the adjustment.

**Section 4. Liquidation Preference.** In the event of a Liquidation Event, the Series V holders shall be

entitled to receive in cash out of the assets of the Corporation, whether from capital or from earnings available for distribution to its stockholders, before any amount shall be paid to the holders of any of shares of Junior Stock, an amount per share of Series V equal to one hundred and twenty percent of the amount per share such Series V holder would receive if such Series V holder converted each Series V into one share of Common Stock (as adjusted for stock splits or other similar corporate actions which affect the outstanding number of shares) immediately prior to the date of such payment. To the extent necessary, the Corporation shall cause such actions to be taken by each of its subsidiaries so as to enable, to the maximum extent permitted by law, the proceeds of a Liquidation Event to be distributed to the Series V Holders in accordance with this Section 4. "Liquidation Event" means, whether in a single transaction or series of transactions, the voluntary or involuntary liquidation, dissolution or winding up of the Corporation or such subsidiaries the assets of which constitute all or substantially all of the assets of the business of the Corporation and its subsidiaries, taken as a whole.

**Section 5. Dividends and Distributions.** If at any time the Corporation declares a dividend and/or distribution to its Common Stock holders, the holders of Series V Preferred, unless otherwise approved by the Board, will not be entitled to it. The Series V however shall be entitled to dividends and/or distributions to the extent approved by the Board which the Common Stock holders would not be entitled up to a maximum of 20% per annum.

**Section 6. Reorganization Event.** In the event of any

(a) consolidation or merger of the Corporation with or into another Person or any statutory exchange or binding share exchange; or

(b) any sale, transfer, lease or conveyance to another Person of all or substantially all of the property and assets of the Corporation and its subsidiaries;

in each case as a result of which the shares of Common Stock are exchanged for, or converted into, other securities, property or assets (including cash or any combination thereof) (any such event, a "***Reorganization Event***"), then, at the effective time of such Reorganization Event, each share of Series V outstanding immediately prior to such Reorganization Event shall, without the consent of the holders, be exchanged into the kind and amount of such other securities, property or assets (including cash or any combination thereof) that holders of the Common Stock received in such Reorganization Event based on the number of Series V shares held which shall be treated as if such shares were additional outstanding shares of the Corporation's Common Stock. "Person" means an individual, corporation, partnership, joint venture, limited liability company, governmental authority, unincorporated organization, trust, association or other entity.

**Section 7. Voting Rights.** Except as otherwise provided herein or as required by law, the holders of the shares of Series V Preferred shall have no voting rights.

**Section 8. Other Rights.** The shares of Series V Preferred shall not have any, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein.

**Section 9. Fees.** The Corporation shall pay all fees of the Corporation's transfer agent that may be payable with respect to the transfer of the Series V Preferred to its transfer agent in connection with the listing of the Series V Preferred on a foreign exchange. The Corporation shall not be responsible for any other fees incurred by the holder including fees charged to the holder by its broker.

**Section 10. Amendment.** The Corporation may amend this Certificate of Designation without the consent of the holders, solely with respect to:

(a) cure any ambiguity or mistake, or to correct or supplement any provision contained in this Certificate of Designation that may be defective or inconsistent with any other provision contained in this Certificate of Designation; or

(b) make any provision with respect to matters or questions relating to the Series V Preferred that is not inconsistent with the provisions of the Articles of Incorporation or this Certificate of Designation; or

(c) waive any of the Corporation's rights with respect to the Series V Preferred.

Provided further it no shares of Series V Preferred are outstanding the Corporation may amend any provision of this Certificate of Designation.

**Section 11. Severability**. If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in full force effect and will in no way be affected, impaired or invalidated.

IN WITNESS WHEREOF, BTCS Inc. has caused this Amended and Restated Certificate of Designation to be signed by a duly authorized officer this 14th day of April, 2023.

BTCS INC.

DocuSigned by:

By: Charles Allen

9A45CB47909A442...

Name: Charles Allen

Title: Chief Executive Officer